UBS
Credit Framework Agreement
Corporate Financing UBS

1.  Borrower
SES Societe d’Energie Solaire SA
129, Route de Saint-Julien
1228 Plan-les-Ouates
(hereinafter the “Borrower”)

2.  Lender
UBS SA
Plade de Cornavin 12
1201 Geneva
(hereinafter the “UBS”)

3.  Amount of Credit
UBS grants to the Borrower a credit line in the amount of 2,000,000 CHF (two million Swiss Francs)

The credit line granted herein may be used up to the limit of the value of the pledged security, which value shall be determined by UBS. UBS shall have the discretion to determine the type of assets which may be used as security as well as their initial value. This value may fluctuate and UBS shall provide, on demand and at any time, all relevant information on said value.

4.  Purpose of Financing
Financing of an ongoing business.

5.  Terms of Use
Within the terms of the present Agreement, use of the credit line may be made as follows:
•	Account in CHF and/or in foreign currencies
•	Fixed term advances from UBS for a period of 1-12 months in an amount not less than CHF 250,000 and/or an equivalent amount in foreign currencies
•	Issuance of guarantees approved by UBS for a period of up to12 months
•	Granting of financial instruments approved by UBS for a period of up to 12 months

6.  Conditions

6.1 UBS Accounts
Currently, in the event of use of the credit line by the Borrower in CHF, the applicable interest rate shall be 5% per annum. For certain foreign currencies, the applicable interest rate shall be determined upon demand.

A commission of 0.25% per quarter shall be added to the applicable interest rate, as calculated on the basis of the highest uncovered amount but in no event to exceed 50% of the total interest due per quarter.

The computation and debiting of accounts for any interest payments shall be made four time a year, at the end of calendar quarter. UBS reserves the right to adapt the interest ad commission rates at any time with immediate effect.

6.2 Fixed Rate Advances by UBS
For any advances made for up to six months, the computation and debiting of the capital and any interest shall be made upon maturity.

For any advances made for a period greater than six months, the computation and the debiting of any interest shall be made four times a year, at the end of each calendar quarter, whereas the computation of the debited capital and the interests shall be made at the maturity.

The initial rate shall depend on the conditions in force on the European markets for the given period and currency, and the UBS margin shall be added to said rate.

The interest rate shall be determined two banking days prior to the use or the renewal of the advance, for the given period and currency. The instructions on the utilization or renewal of the advance must be received by UBS at least two banking days prior to said use or renewal. Absent such instructions, the matured advances shall not be renewed; the capital and the interest shall in such case be debited from the relevant account.

6.3 Guarantees
All commissions and the expenses shall be established by UBS on a case by case basis depending on the type, amount, duration, and degree of complexity of the transaction as well as on the solvency of the Borrower.

UBS shall have the right to adjust, at any time, all commissions during the term of the guarantee, by providing ninety days written notice to the Borrower.

6.4 Computation of Interest
The computation of interest shall be made on the basis of 365/360, i.e. on the basis of the average number of days in a month based upon a 360-day year.

7. Administrative Expenses
CHF 150 shall be due from the receipt of the present Agreement duly signed by the Borrower. Said administrative expenses shall be directly debited from the account.

8. Security
The security provided herein shall cover any and all claims of UBS, including, but not limited to, all interest, commissions, etc.:

1)	Pledge of the assets of the Borrower deposited with UBS in accordance with the separate “Deed of Pledge” dated January 24, 2007.

9. Term
Indefinite.

10. Termination

10.1 Ordinary Termination
The Borrower can terminate this Agreement at any time and with immediate effect.

UBS may terminate this Agreement at any time and with immediate effect, and may refuse to make the credit line available, at its discretion on a case by case basis and without disclosing the reasons.

The termination shall result in the immediate cancellation of the unused portion of the credit line. To the extent that the credit line was used to its full, repayment of the amounts used shall be made as follows:

•	Current Account UBS
Immediately
•	Fixed Rate Advances by UBS
At the maturity

The guarantees issued by UBS shall stay in place, under the full responsibility of the Borrower, until their maturity, in accordance with their provisions.

10.2 Extraordinary Termination
The Borrower shall have the right, at any time, by providing 30 calendar days notice, to terminate this Agreement and repay the whole or part of the used amounts. If the early repayment is made during the fixed interest rate period or at any other time other than the initial prepayment term, an indemnification, computed in accordance with the provision “indemnity in case of early termination” herein, shall be due as of the day of the early repayment.

UBS shall have the right, at any time, to terminate this Agreement with immediate effect and to accelerate any and all part of the credit used including the accrued interest, commissions, expenses, etc. – irrespective of the maturity of any of the parts of the credit granted – as well as to require the immediate repayment, when:

1)
The Borrower or any company of the group (the term “companies of the group” means all the companies consolidated, within the meaning of Art. 663e(1) CO, with the Borrower) that are late with payments for more than 30 calendar days – whether vis-à-vis UBS or any third party (including a potential creditor who was assigned the rights under this Agreement) – in regards of the payment of the interests, commissions, and/or the principal or any potential overdraft of the credit line, which have not been paid within the deadline given by UBS or have not been properly collateralized.

2)	The security provided may risk lose or has already lost, at appreciation of UBS, a large part of its value.

3)	The Borrower or any other company of the group are in breach of any obligation set forth in this Agreement.

If, at the moment of the extraordinary termination, the guarantees have been issued, the Borrower shall undertake to immediately disengage the Bank from these conditional undertakings.

11. Indemnity in Case of Early Termination
In case of early termination, an indemnity shall be due; the indemnity shall be equal to the difference between the agreed interest rate and the interest rate applicable at the time of termination or the placement on a monetary or financial market for the remaining time of the credit. If the agreed interest rate is superior to the interest rate applicable to the said placement, the difference shall be debited from the account of the Borrower; if it is inferior to the interest rate of the investment, the difference shall be credited to the Borrower’s account.

If, in case of early termination, UBS accelerates certain portions of the used credit, the Borrower must indemnify UBS for any inconveniency and other costs suffered, such as the difference between the agreed interest rate and the interest rate applicable at the time of termination, or an investment on the monetary or financial market equivalent to the residual duration of the credit. Additional indemnities remain reserved.

12. Obligation to Inform
For the whole term of this credit relation, the Borrower undertakes to immediately inform UBS of any material modification, especially of any circumstance proper to justify an extraordinary termination.

13. Conditions for Providing the Credit
The credit line shall be made available when all documents herein shall have be provided to UBS and duly signed and when UBS is in possession of the agreed security:

•	One copy of this Credit Agreement
•	Subsequent engagement of the security

If all the documents and/or necessary security were not given to UBS within a month from the date of the establishment of this Agreement, UBS shall have the right to cancel it without fixing any additional deadline.

14. Miscellaneous

14.1 General Conditions
The “General Conditions” of UBS are part of this Credit Agreement.

14.2 Liquidation Order of the Security
If several securities are guaranteeing the claims of UBS and if they must be liquidated, UBS shall decide, at its discretion, on the scope and order of liquidation of the security as well as on the order of repayment of the used credit line out of the proceeds of the liquidation of the security.

15. Assignment
UBS shall have the right to assign, in full or in part, to any third party in Switzerland or abroad, its rights under this Agreement, including all the potential related security, including, but not limited to, mortgage certificates. UBS reserves the right to provide at any time to the interested third parties, including the credit rating agencies, any information and data related to the present contractual relation and is, in that respect, relieved from the banking secrecy. If the third parties do not have the obligation to comply with the Swiss banking secrecy, the transmission of such information and data shall not be done unless such third parties undertakes in advance to comply with the Swiss banking secrecy in dealing with its potential contractual partners.

Any assignee shall have the right to assign, provided that the subsequent assignee undertakes to comply with the banking secrecy. Without the additional agreement of the Borrower, UBS (as well as any potential assignee) shall have the right to assign its obligation to make available the credit line or any other obligation set forth in this contractual relationship. The assignee must be either an entity connected to UBS or a Swiss or foreign financial institution (bank, insurance company, among others). To the extent that UBS assigns its obligations, it shall be released of such obligations. In accordance with this provision, UBS shall also have the right to transfer the totality of the credit relation to such acquirer (change of the co-contracting person). Any assignee shall have the right to subsequently assign the totality of the credit relation to any subsequent assignee.

16. Waiver of Compensation
The Borrower waives in advance the right to set-off its obligations with its potential claims against UBS and/or potential assignee of the rights set forth in this Agreement, even if the potential claim that the Borrower wishes to set-off cannot be recovered because of insolvency or over-indebtedness.

17. Governing Law and Venue
This Agreement shall be exclusively governed by Swiss law. The place of execution, venue for the enforcement (applicable only to the persons domiciled abroad) as well as the exclusive jurisdiction for any dispute arising out of this Agreement shall be Geneva. UBS shall, however, have the right to act at the domicile of the Borrower or before any other competent authority, Swiss law remaining in such case exclusively applicable.

This Agreement was made in two original copes and replace the one made on May 25, 2007.

Ref. PFDE-AYC	UBS SA

Geneva, September 4, 2007	/s/ Pierre-Claude Favarger	Tamas Laszio Nyikus
	Vice-Director	Holder of Procuration

The Borrower	SES Société d’Energie Solaire SA

Plan-les-Ouates	/s/ S. Crisafulli
Place/date	Signatures